EXHIBIT 10.13

2005 Bonus Plan

The 2005 Bonus Plan is a cash bonus plan for the 2005 fiscal year, which is based upon both qualitative and quantitative goals.  Bonuses to executive officers will be based upon the achievement of bookings, revenues, profit before taxes and individual objectives.  Executive officers will not be eligible for bonuses unless the Company meets or exceeds the threshold target performance percentages of internally established bookings, revenues and profit before taxes goals as set forth in the bonus plan criteria worksheet.  Aggregate 2005 target bonuses are as follows:  $110,000 for the Chief Executive Officer and $55,000 for each of his direct reports, other than sales executives.  Depending upon actual performance in 2005 against the qualitative and quantitative goals, 2005 bonus awards could be up to 118.75% of each executive officer’s target bonus.